EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	THOMAS H. POHLMAN
PRESIDENT
JANUARY 20, 2012		(515) 232-6251

AMES NATIONAL CORPORATION
ANNOUNCES RECORD
2011 FOURTH QUARTER EARNINGS RESULTS

Fourth Quarter 2011 Results:

For the quarter ended December 31, 2011, net income for Ames National Corporation (the Company) increased 19.7% and totaled a record $3,615,000, or $0.39 per share, compared to $3,019,000, or $0.32 per share, for the same period in 2010.  Net income increased primarily due to improvements in net interest income.

Fourth quarter net interest income increased $547,000, or 7.5%, compared to the same quarter a year ago primarily due to interest income from a larger loan and investment securities portfolios combined with lower rates on deposits and other borrowings, offset in part by lower rates on the loans and investment securities portfolio.  The Company’s net interest margin was 3.58% for the quarter ended December 31, 2011, a decrease from 3.61% for the quarter ended December 31, 2010.

The provision for loan losses was $123,000 in the fourth quarter of 2011 as compared to $95,000 for the same period in 2010.  Net loan charge offs for the quarter ended December 31, 2011 were $83,000, compared to net loan charge offs of $146,000 for the same period in 2010.

Non-interest income for the fourth quarter of 2011 totaled $1,613,000 as compared to $1,497,000 for the same period in 2010.   The increase in non-interest income is primarily due to security gains of $78,000 for the fourth quarter of 2011 as compared to security gains of $4,000 for the fourth quarter of 2010.

Non-interest expense for the fourth quarter of 2011 totaled $4,639,000 compared to $4,620,000 recorded in the same period in 2010.  The increase in non-interest expense can be mainly attributed to salaries and employee benefits and data processing costs, offset in part by a decrease in FDIC insurance assessments.  The higher salaries and employee benefit costs are primarily due to normal salary increases, higher incentive pay, and one time personnel costs.  The higher 2011 data processing costs are due primarily to increased costs associated with Internet and mobile banking.  The lower FDIC insurance assessments are due primarily to lower assessment rates.  The efficiency ratio for the fourth quarter of 2011 was 49.24%, compared to 52.76% for the same period in 2010.

Year 2011 Results:

For the year ended December 31, 2011, net income for the Company increased 7.4% and totaled a record $13,921,000, or $1.48 per share, compared to $12,966,000, or $1.37 per share, for the same period in 2010.  Net income increased primarily due to improvements in net interest income and a reduction in FDIC insurance assessments, offset in part by an increase in salaries and employee benefits and other real estate owned costs.

For the year ended December 31, 2011, net interest income increased $1,367,000, or 4.6%, compared to the same period in 2010, due primarily to interest income from a larger investment securities portfolio combined with lower rates on deposits, offset in part by lower rates on the loans and investment securities portfolio.  The Company’s net interest margin was 3.60% for the year ended December 31, 2011, a decrease from 3.74% for the year ended December 31, 2010.

The provision for loan losses was $533,000 for the year ended December 31, 2011 compared to $664,000 for the same period in 2010.  Net loan charge offs for the year ended December 31, 2011 were $148,000, compared to net loan charge offs of $795,000 for the same period in 2010.

Non-interest income for the year ended December 31, 2011 totaled $6,970,000 as compared to $6,836,000 for the same period in 2010.   The higher non-interest income is primarily due to higher trust department income and gain on sale of loans held for sale, offset in part by a decrease in service fees.  The increase in trust department income was due primarily to increases in the number of customer relationships and income related to improving fair values for fee based managed assets.  The increase in gain on sale of loans held for sale is due primarily to increased loan origination volume.  The decrease in service charges was primarily due to lower overdraft fees due in part to regulatory changes associated with the Dodd-Frank Act.

Non-interest expense for the year ended December 31, 2011 totaled $18,852,000 compared to $18,221,000 recorded in the same period in 2010.  The increase in non-interest expense can be mainly attributed to higher salaries and employee benefit costs and higher other real estate owned costs, offset in part by a decrease in FDIC insurance assessments.  The higher salaries and employee benefit costs are primarily due to normal salary increases, higher incentive pay and one time personnel costs.  The higher 2011 other real estate owned costs are primarily due to impairment write downs.  The lower FDIC insurance assessments are due primarily to lower assessment rates.  The efficiency ratio for the year ended December 31, 2011 was 49.80%, compared to 50.12% for the same period in 2010.

Balance Sheet Review:

As of December 31, 2011, total assets were $1,035,564,000, a $72,589,000 increase compared to December 31, 2010.  The increase in assets was primarily due to an increase in securities available-for-sale and loans, funded primarily by a growth in deposits.

Securities available-for-sale as of December 31, 2011 totaled $508,625,000, compared to $469,908,000 as of December 31, 2010, mainly as a result of increases in U.S. government mortgage backed securities and state and political subdivision bonds, offset in part by a decline in U.S. government agencies.

Net loans as of December 31, 2011 increased to $438,651,000 compared to $418,094,000 as of December 31, 2010, or 4.9%, mainly as a result of increases in one-to-four family and commercial real estate loans.  The allowance for loan losses on December 31, 2011, totaled $7,905,000, or 1.77% of gross loans, compared to $7,521,000 or 1.76% of gross loans as of December 31, 2010.  Impaired loans as of December 31, 2011, were $6,927,000, or 1.6% of gross loans, compared to $5,987,000, or 1.4% of gross loans as of December 31, 2010.

Other real estate owned was $9,538,000 as of December 31, 2011 which is lower than $10,539,000 as of December 31, 2010, primarily due to sales of other real estate owned.  Due to potential changes in the real estate markets, it is at least reasonably possible that management’s assessments of fair value will change in the near term and that such changes could materially affect the amounts reported in the Company’s financial statements.

Deposits totaled $818,705,000 on December 31, 2011, a 10.1% increase from the $743,862,000 recorded at December 31, 2010.  This increase occurred in all deposit categories except time deposits under $100,000.

The Company’s stockholders’ equity represented 13.0% of total assets as of December 31, 2011 with all of the Company’s five affiliate banks considered well-capitalized as defined by federal capital regulations.  Total stockholder’s equity was $134,557,000 as of December 31, 2011, and $121,363,000 as of December 31, 2010.  The Company repurchased 122,002 shares of common stock at an average price of $16.53 for the year ended December 31, 2011.

Shareholder Information:

Return on average assets was 1.41% for the quarter ended December 31, 2011, compared to 1.27% for the same period in 2010.  Return on average equity was 10.88% for the quarter ended December 31, 2011, compared to the 9.77% for the same period in 2010.  Return on average assets was 1.38% for the year ended December 31, 2011, compared to 1.40% for the same period in 2010.  Return on average equity was 10.82% for the year ended December 31, 2011, compared to the 10.91% for the same period in 2010.

The Company’s stock, which is listed on the NASDAQ Capital Market under the symbol ATLO, closed at $19.50 on December 31, 2011.   During the fourth quarter of 2011, the price ranged from $15.25 to $19.88.

On November 9, 2011, the Company declared a quarterly cash dividend on its common stock, payable on February 15, 2012 to stockholders of record as of February 1, 2012, equal to $0.13 per share.

Ames National Corporation affiliate Iowa banks are First National Bank, Ames; Boone Bank & Trust Co., Boone; State Bank & Trust Co., Nevada; Randall-Story State Bank, Story City; and United Bank & Trust, Marshalltown.

The Private Securities Litigation Reform Act of 1995 provides the Company with the opportunity to make cautionary statements regarding forward-looking statements contained in this News Release, including forward-looking statements concerning the Company’s future financial performance and asset quality.  Any forward-looking statement contained in this News Release is based on management’s current beliefs, assumptions and expectations of the Company’s future performance, taking into account all information currently available to management.  These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to management.  If a change occurs, the Company’s business, financial condition, liquidity, results of operations, asset quality, plans and objectives may vary materially from those expressed in the forward-looking statements.  The risks and uncertainties that may affect the actual results of the Company include, but are not limited to, the following:  economic conditions, particularly in the concentrated geographic area in which the Company and its affiliate banks operate; competitive products and pricing available in the marketplace; changes in credit and other risks posed by the Company’s loan and investment portfolios, including declines in commercial or residential real estate values or changes in the allowance for loan losses dictated by new market conditions or regulatory requirements; fiscal and monetary policies of the U.S. government; changes in governmental regulations affecting financial institutions (including regulatory fees and capital requirements); changes in prevailing interest rates; credit risk management and asset/liability management; the financial and securities markets; the availability of and cost associated with sources of liquidity; and other risks and uncertainties inherent in the Company’s business, including those discussed under the heading “Risk Factors” in the Company’s annual report on Form 10-K.  Management intends to identify forward-looking statements when using words such as “believe”, “expect”, “intend”, “anticipate”, “estimate”, “should”, “forecasting” or similar expressions.  Undue reliance should not be placed on these forward-looking statements.  The Company undertakes no obligation to revise or update such forward-looking statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

AMES NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets
December 31, 2011 and 2010
(unaudited)

ASSETS	2011	2010

Cash and due from banks	$22,829,291	$15,478,133
Federal funds sold	-	3,000,000
Interest bearing deposits in financial institutions	33,741,406	19,229,814
Securities available-for-sale	508,624,622	469,907,901
Loans receivable, net	438,650,837	418,093,571
Loans held for sale	1,212,620	1,993,108
Bank premises and equipment, net	11,362,626	11,538,588
Accrued income receivable	6,467,509	6,098,535
Deferred income taxes	-	3,305,983
Other real estate owned	9,538,440	10,538,883
Other assets	3,136,482	3,790,329

Total assets	$1,035,563,833	$962,974,845

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Deposits
Demand, noninterest bearing	$126,059,239	$105,513,143
NOW accounts	229,810,463	201,230,880
Savings and money market	216,768,048	199,017,213
Time, $100,000 and over	107,944,525	94,858,053
Other time	138,123,116	143,242,355
Total deposits	818,705,391	743,861,644

Federal funds purchased and securities sold under agreements to repurchase	41,696,585	54,858,701
Short-term borrowings	-	2,047,175
FHLB advances and other long-term borrowings	35,179,335	36,745,497
Dividend payable	1,210,419	1,037,621
Deferred income taxes	885,433	-
Accrued expenses and other liabilities	3,329,285	3,061,183
Total liabilities	901,006,448	841,611,821

STOCKHOLDERS' EQUITY
Common stock, $2 par value, authorized 18,000,000 shares; issued 9,432,915 shares; outstanding 9,310,913 and 9,432,915 shares as of December 31, 2011 and 2010, respectively	18,865,830	18,865,830
Additional paid-in capital	22,651,222	22,651,222
Retained earnings	85,564,078	76,519,493
Treasury stock, at cost; 122,002 shares and no shares at December 31, 2011 and 2010, respectively	(2,016,498)	-
Accumulated other comprehensive income-net unrealized income on securities available-for-sale	9,492,753	3,326,479
Total stockholders' equity	134,557,385	121,363,024

Total liabilities and stockholders' equity	$1,035,563,833	$962,974,845

AMES NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Interest income:
Loans	$5,954,374	$5,843,340	$23,600,471	$24,061,277
Securities
Taxable	1,627,968	1,629,293	6,993,213	6,964,979
Tax-exempt	1,663,277	1,503,059	6,555,546	5,778,722
Interest bearing deposits and federal funds sold	128,853	120,905	466,475	488,980

Total interest income	9,374,472	9,096,597	37,615,705	37,293,958

Interest expense:
Deposits	1,236,779	1,417,776	5,313,476	6,096,504
Other borrowed funds	329,943	418,378	1,416,589	1,678,587

Total interest expense	1,566,722	1,836,154	6,730,065	7,775,091

Net interest income	7,807,750	7,260,443	30,885,640	29,518,867

Provision for loan losses	123,269	95,387	532,961	663,798

Net interest income after provision for loan losses	7,684,481	7,165,056	30,352,679	28,855,069

Non-interest income:
Trust services income	427,297	429,613	2,046,914	1,948,519
Service fees	369,782	381,057	1,465,055	1,626,352
Securities gains, net	78,144	4,153	1,025,714	973,012
Gain on sale of loans held for sale	368,032	361,938	1,048,583	942,826
Merchant and ATM fees	184,470	171,142	739,951	724,725
Other	185,152	148,774	644,163	620,845

Total non-interest income	1,612,877	1,496,677	6,970,380	6,836,279

Non-interest expense:
Salaries and employee benefits	2,963,815	2,830,710	11,631,032	10,826,307
Data processing	533,909	428,178	1,985,329	1,857,259
Occupancy expenses	310,950	371,707	1,377,333	1,488,100
FDIC insurance assessments	131,108	259,725	738,893	1,120,058
Other real estate owned	15,866	13,821	434,041	95,086
Other operating expenses	683,082	716,134	2,685,344	2,834,212

Total non-interest expense	4,638,730	4,620,275	18,851,972	18,221,022

Income before income taxes	4,658,628	4,041,458	18,471,087	17,470,326

Income tax expense	1,043,588	1,022,101	4,550,280	4,504,052

Net income	$3,615,040	$3,019,357	$13,920,807	$12,966,274

Basic and diluted earnings per share	$0.39	$0.32	$1.48	$1.37

Declared dividends per share	$0.13	$0.11	$0.52	$0.44